Exhibit (h)(15)

SCHEDULE A

TO ACCESS ONE TRUST AMENDED EXPENSE LIMITATION AGREEMENT

DATED AS OF DECEMBER 15, 2004 AND AMENDED AS OF MARCH 10, 2005

Amended January 20, 2006

Fund Name	Period	Expense Limit
		Investor Class	Service Class	Class A
Access Flex High Yield Fund	11/1/05 –10/31/06	1.95%	2.95%	NA
Access Flex Bear High Yield Fund	11/1/05 –10/31/06	1.95%	2.95%	2.20%

Fund Name	Period	Class A	Class C
Access Money Market Fund	11/1/05 –10/31/06	3.75%	4.50%

Fund Name	Period	Expense Limit
Access VP High Yield Fund	1/1/06 – 12/31/06	1.98%
Access VP Bear High Yield Fund	1/1/06 – 12/31/06	1.98%